EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                December 1, 1998

                                      among

                                MOBIL CORPORATION

                                EXXON CORPORATION

                                       and

                     LION ACQUISITION SUBSIDIARY CORPORATION











                              TABLE OF CONTENTS(1)
                             ----------------------

                                                                        PAGE
                                                                        ----

                                    ARTICLE 1
                                   THE MERGER

SECTION 1.01.  The Merger  ...............................................2
SECTION 1.02.  Conversion of Shares.......................................2
SECTION 1.03.  Surrender and Payment......................................4
SECTION 1.04.  Stock Options..............................................6
SECTION 1.05.  Adjustments ...............................................8
SECTION 1.06.  Fractional Shares..........................................8
SECTION 1.07.  Withholding Rights.........................................9
SECTION 1.08.  Lost Certificates..........................................9
SECTION 1.09.  Shares Held by Company Affiliates..........................9
SECTION 1.10.  Dissenter's Rights........................................10

                                    ARTICLE 2
                           CERTAIN GOVERNANCE MATTERS

SECTION 2.01.  Acquiror Name.............................................10
SECTION 2.02.  Acquiror Board of Directors...............................10
SECTION 2.03.  Transition Committee......................................11
SECTION 2.04.  Certificate of Incorporation of the Surviving
                           Corporation...................................11
SECTION 2.05.  By-laws of the Surviving Corporation......................11
SECTION 2.06.  Directors and Officers of the Surviving
                           Corporation...................................11

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.  Corporate Existence and Power.............................12
SECTION 3.02.  Corporate Authorization...................................12
SECTION 3.03.  Governmental Authorization................................13
SECTION 3.04.  Non-Contravention.........................................13
SECTION 3.05.  Capitalization of the Company.............................14
SECTION 3.06.  Subsidiaries..............................................15
--------
         1 The Table of Contents is not a part of this Agreement.

                                                                        PAGE
                                                                        ----

SECTION 3.07.  SEC Filings ..............................................16
SECTION 3.08.  Financial Statements......................................17
SECTION 3.09.  Disclosure Documents......................................17
SECTION 3.10.  Absence of Certain Changes................................18
SECTION 3.11.  No Undisclosed Material Liabilities.......................19
SECTION 3.12.  Litigation  ..............................................19
SECTION 3.13.  Taxes       ..............................................19
SECTION 3.14.  Employee Benefit Plans....................................20
SECTION 3.15.  Compliance with Laws......................................22
SECTION 3.16.  Finders' or Advisors' Fees................................22
SECTION 3.17.  Environmental Matters.....................................22
SECTION 3.18.  Opinion of Financial Advisor..............................23
SECTION 3.19.  Pooling; Tax Treatment....................................23
SECTION 3.20.  Pooling Letter............................................23
SECTION 3.21.  Takeover Statutes.........................................23
SECTION 3.22.  Rights Agreement..........................................24

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

SECTION 4.01.  Corporate Existence and Power.............................24
SECTION 4.02.  Corporate Authorization...................................24
SECTION 4.03.  Governmental Authorization................................25
SECTION 4.04.  Non-Contravention.........................................25
SECTION 4.05.  Capitalization............................................26
SECTION 4.06.  Subsidiaries..............................................27
SECTION 4.07.  SEC Filings ..............................................28
SECTION 4.08.  Financial Statements......................................28
SECTION 4.09.  Disclosure Documents......................................29
SECTION 4.10.  Absence of Certain Changes................................30
SECTION 4.11.  No Undisclosed Material Liabilities.......................30
SECTION 4.12.  Litigation  ..............................................30
SECTION 4.13.  Taxes       ..............................................31
SECTION 4.14.  Employee Benefit Plans....................................31
SECTION 4.15.  Compliance with Laws......................................32
SECTION 4.16.  Finders' or Advisors' Fees................................33
SECTION 4.17.  Environmental Matters.....................................33
SECTION 4.18.  Opinion of Financial Advisor..............................33
SECTION 4.19.  Pooling; Tax Treatment....................................33
SECTION 4.20.  Pooling Letter............................................34

                                                                        PAGE
                                                                        ----

                                    ARTICLE 5
                            COVENANTS OF THE COMPANY

SECTION 5.01.  Conduct of the Company....................................34
SECTION 5.02.  Company Stockholder Meeting; Proxy Material...............36
SECTION 5.03.  Other Offers..............................................37

                                    ARTICLE 6
                              COVENANTS OF ACQUIROR

SECTION 6.01.  Conduct of Acquiror.......................................39
SECTION 6.02.  Obligations of Merger Subsidiary..........................40
SECTION 6.03.  Director and Officer Liability............................40
SECTION 6.04.  Acquiror Stockholder Meeting; Form S-4....................41
SECTION 6.05.  Stock Exchange Listing....................................42
SECTION 6.06.  Employee Benefits.........................................42

                                    ARTICLE 7
                      COVENANTS OF ACQUIROR AND THE COMPANY

SECTION 7.01. Best Efforts ..............................................45
SECTION 7.02.  Certain Filings...........................................45
SECTION 7.03.  Access to Information.....................................46
SECTION 7.04.  Tax and Accounting Treatment..............................46
SECTION 7.05.  Public Announcements......................................46
SECTION 7.06.  Further Assurances........................................47
SECTION 7.07.  Notices of Certain Events.................................47
SECTION 7.08.  Affiliates  ..............................................47
SECTION 7.09.  Payment of Dividends......................................48

                                    ARTICLE 8
                            CONDITIONS TO THE MERGER

SECTION 8.01.  Conditions to the Obligations of Each Party...............48
SECTION 8.02.  Conditions to the Obligations of Acquiror and
                           Merger Subsidiary.............................49
SECTION 8.03.  Conditions to the Obligations of the Company..............51

                                                                        PAGE
                                                                        ----

                                    ARTICLE 9
                                   TERMINATION

SECTION 9.01.  Termination ..............................................52
SECTION 9.02.  Effect of Termination.....................................54

                                   ARTICLE 10
                                  MISCELLANEOUS

SECTION 10.01.  Notices    ..............................................54
SECTION 10.02.  Non-Survival of Representations and
                           Warranties....................................55
SECTION 10.03.  Amendments; No Waivers...................................55
SECTION 10.04.  Expenses   ..............................................55
SECTION 10.05.  Successors and Assigns...................................57
SECTION 10.06.  Governing Law............................................57
SECTION 10.07.  Jurisdiction.............................................57
SECTION 10.08.  Waiver of Jury Trial.....................................57
SECTION 10.09.  Counterparts; Effectiveness..............................58
SECTION 10.10.  Entire Agreement.........................................58
SECTION 10.11.  Captions   ..............................................58
SECTION 10.12.  Severability.............................................58

                             EXHIBITS AND SCHEDULES

Exhibit A    -  Stock Option Agreement
Exhibit B-1  -  Affiliate's Letter Relating to Pooling (Company)
Exhibit B-2  -  Affiliate's Letter Relating to Pooling (Acquiror)
Exhibit B-3  -  Affiliate's Letter (Company)
Exhibit C-1  -  Tax Certificate (Acquiror)
Exhibit C-2  -  Tax Certificate (Company)

Schedule 1.04
Schedule 3.01
Schedule 3.04
Schedule 3.06(a)
Schedule 3.06(b)
Schedule 3.10
Schedule 3.11(c)
Schedule 3.13
Schedule 3.14
Schedule 4.11(c)
Schedule 4.13
Schedule 4.14
Schedule 7.08(a)
Schedule 7.08(b)
Schedule 8.01(e)

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER dated as of December 1, 1998 among Mobil Corporation, a Delaware corporation (the "Company"), Exxon Corporation, a New Jersey corporation ("Acquiror"), and Lion Acquisition Subsidiary Corporation, a newly-formed Delaware corporation and a wholly-owned first-tier subsidiary of Acquiror ("Merger Subsidiary").

         WHEREAS, the respective Boards of Directors of Acquiror, Merger Subsidiary and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth herein;

         WHEREAS, for United States federal income tax purposes, it is intended that the Merger contemplated by this Agreement qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder;

         WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP"); and

         WHEREAS, as a condition and inducement to Acquiror entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Acquiror and the Company are entering into a Stock Option Agreement in the form of Exhibit A hereto (the "Option Agreement") pursuant to which the Company has granted Acquiror an option, exercisable under the circumstances specified therein, to purchase shares of common stock, par value $1.00 per share, of the Company (the "Shares").

         NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:




                                        1





                                    ARTICLE 1
                                   THE MERGER

         SECTION 1.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the requirements of the General Corporation Law of the State of Delaware (the "Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

          (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

         (d) The closing of the Merger (the "Closing") shall take place (i) at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY, as soon as practicable, but in any event within three business days after the day on which the last to be fulfilled or waived of the conditions set forth in
Article 8 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the Company and Acquiror may agree in writing (the "Closing Date").

         SECTION 1.02. Conversion of Shares. (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

          (i) each Share held by the Company as treasury stock or owned by Acquiror or any subsidiary of Acquiror (excluding Shares, if any, held in any "Rabbi trust" identified on Schedule 3.14, which may be accounted for as treasury stock ("Rabbi Trust Shares")) immediately prior to the Effective Time (together with the associated Company Right (as defined




                                        2





         in Section 3.05), if any) shall be canceled, and no payment shall be made with respect thereto;

              (ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

              (iii) each Share (including each Rabbi Trust Share)
         (together with the associated Company Right) outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a)(i), be converted into the right to receive 1.32015 (the "Exchange Ratio") shares of fully paid and nonassessable common stock, without par value, of Acquiror ("Acquiror Common Stock"); and

              (iv) Each issued and outstanding share of Series B ESOP Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series B Preferred Stock") held in the leveraged ESOP portion of the Company's Employee Savings Plan (the "Leveraged ESOP"), other than Dissenting Shares, shall be converted into the right to receive one validly issued, fully paid and nonassessable share of a new series of preferred stock to be issued by Acquiror (as a successor under Section 8(A) of the Certificate of Designation, Preferences and Rights establishing the Series B Preferred Stock) at the Effective Time (the "Acquiror Preferred Stock"). Each share of Acquiror Preferred Stock shall, to the extent possible, have terms that are identical to those of the Series B Preferred Stock immediately prior to the Effective Time, except that, (a) as a result of the Merger the issuer thereof shall be Acquiror rather than the Company, and (b) upon conversion thereof (at the same times and subject to the same terms and conditions under which Series B Preferred Stock is convertible into Shares) each share of Acquiror Preferred Stock shall be converted into that Merger Consideration (as defined below) which the holder thereof would have received had the Series B Preferred Stock of such holder been converted into Shares immediately prior to the Effective Time.

          (b) All Acquiror Common Stock issued as provided in this Section 1.02 shall be of the same class and shall have the same terms as the currently outstanding Acquiror Common Stock. Acquiror shall, following the Closing, except as provided in Section 1.03(c), pay all stamp duties and stamp duty reserve tax, if any, imposed in connection with the issuance or creation of the Acquiror




                                        3





Common Stock and Acquiror Preferred Stock in connection with the Merger. The Company shall have the right to approve the Certificate of Designations establishing the Acquiror Preferred Stock, such approval not to be unreasonably withheld.

          (c) From and after the Effective Time, all Shares (together with the associated Company Rights) converted in accordance with Section 1.02(a)(iii) and all Series B Preferred Stock (other than Dissenting Shares) converted in accordance with Section 1.02(a)(iv) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares or Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or Preferred Merger Consideration (each as defined below), as applicable, and any dividends payable pursuant to Section 1.03(f). From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 1.02(a)(ii).

          (d) The Acquiror Common Stock to be received as consideration pursuant to the Merger by each holder of Shares (together with cash in lieu of fractional shares of Acquiror Common Stock as specified below) is referred to herein as the "Merger Consideration". The Acquiror Preferred Stock to be received as consideration pursuant to the Merger by each holder of Series B Preferred Stock is referred to herein as the "Preferred Merger Consideration."

          (e) For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         SECTION 1.03. Surrender and Payment. (a) Prior to the Effective Time, Acquiror shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing
Shares or Series B Preferred Stock (the "Certificates") for the Merger Consideration or Preferred Merger Consideration, as applicable. Acquiror will




                                        4





make available to the Exchange Agent, as needed, the Merger Consideration and Preferred Merger Consideration to be paid in respect of the Shares and the Series B Preferred Stock, respectively. Promptly after the Effective Time, Acquiror will send, or will cause the Exchange Agent to send, to each holder of record at the Effective Time of Shares and Series B Preferred Stock a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Acquiror may reasonably agree, for use in effecting delivery of Shares and Series B Preferred Stock to the Exchange Agent.

          (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration in respect of the Shares represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. Each holder of Series B Preferred Stock that has been converted into a right to receive the Preferred Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Preferred Merger Consideration in respect of the Series B Preferred Stock represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Preferred Merger Consideration.

          (c) If any portion of the Merger Consideration or the Preferred Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no further registration of transfers of Shares or Series B Preferred Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

          (e) Any portion of the Merger Consideration or the Preferred Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares or Series B Preferred Stock one




                                        5





year after the Effective Time shall be returned to Acquiror, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration or the Series B Preferred Stock for the Preferred Merger Consideration, as applicable, in accordance with this Section prior to that time shall thereafter look only to Acquiror for payment of the Merger Consideration in respect of his Shares or the Preferred Merger Consideration in respect of the Series B Preferred Stock. Notwithstanding the foregoing, Acquiror shall not be liable to any holder of Shares or Series B Preferred Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares or Series B Preferred Stock three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

          (f) No dividends or other distributions with respect to Acquiror Common Stock or Acquiror Preferred Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the Acquiror Common Stock or Acquiror Preferred Stock, as appropriate, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such Acquiror Common Stock or Acquiror Preferred Stock, as the case may be, with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Acquiror Common Stock or Acquiror Preferred Stock, as the case may be, with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Acquiror Common Stock and Acquiror Preferred Stock, all Acquiror Common Stock and Acquiror Preferred Stock to be issued pursuant to the Merger (but not options therefor issued pursuant to Section 1.04 unless actually exercised at the Effective Time) shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

         SECTION 1.04. Stock Options. (a) At the Effective Time, each outstanding option to purchase Shares (a "Company Stock Option") granted under the Company's plans identified in Schedule 1.04 as being the only compensation or benefit plans or agreements pursuant to which Shares may be issued (collectively, the "Company Stock Option Plans"), whether vested or not vested, shall be deemed assumed by Acquiror and shall thereafter be deemed to constitute an




                                        6





option to acquire, on the same terms and conditions as were applicable under such Company Stock Option prior to the Effective Time (in accordance with the past practice of the Company with respect to interpretation and application of such terms and conditions), the number (rounded down to the nearest whole number) of shares of Acquiror Common Stock determined by multiplying (x) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at a price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per Share otherwise purchasable pursuant to such Company Stock Option divided by (B) the Exchange Ratio. In addition, prior to the Effective Time, the Company will make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section. The Company represents that no consents are necessary to give effect to the transactions contemplated by this Section.

          (b) Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock and Acquiror Preferred Stock for delivery pursuant to the terms set forth in this Section 1.04.

          (c) At the Effective Time, each award or account (including restricted stock, stock equivalents and stock units, but excluding Company Stock Options) outstanding as of the date hereof ("Company Award") that has been established, made or granted under any employee incentive or benefit plans, programs or arrangements and non-employee director plans maintained by the Company on or prior to the date hereof which provide for grants of equity-based awards or equity- based accounts shall be amended or converted into a similar instrument of Acquiror, in each case with such adjustments to the terms and conditions of such Company Awards as are appropriate to preserve the value inherent in such Company Awards with no detrimental effects on the holders thereof. The other terms and conditions of each Company Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms and conditions, including any provisions for acceleration (as such terms and conditions have been interpreted and applied by the Company in accordance with its past practice). The Company represents that (i) there are no Company Awards or Company Stock Options other than those reflected in Section 3.05 and (ii) all employee incentive or benefit plans, programs or arrangements and non-employee director plans under which any Company Award has been established, made or granted and all Company Stock Option Plans are disclosed in Schedule 1.04.

          (d) At the Effective Time, Acquiror shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the




                                        7





Acquiror Common Stock subject to options and other equity-based awards issued pursuant to this Section 1.04, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options or other equity-based awards remain outstanding.

         SECTION 1.05. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Acquiror or the Company (other than as contemplated in Section 3.05 or Section 4.05 or permitted under this Agreement) shall occur, including, without limitation, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and Preferred Merger Consideration shall be appropriately adjusted.

         SECTION 1.06. Fractional Shares. (a) No fractional shares of Acquiror Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Acquiror Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.06, a cash payment in lieu of such fractional shares of Acquiror Common Stock representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of the number of shares of Acquiror Common Stock delivered to the Exchange Agent by Acquiror pursuant to Section 1.03(a) over the aggregate number of whole shares of Acquiror Common Stock to be distributed to the holders of the certificates representing Shares pursuant to Section 1.03(b) (such excess being herein called the "Excess Shares"). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing Shares, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (the "NYSE") in the manner provided in the following paragraph.

          (b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, and all related commissions, transfer taxes and other out-of-pocket transaction costs, will be paid




                                        8





by the Surviving Corporation out of its own funds and will not be paid directly or indirectly by Acquiror. Until the proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such proceeds in trust for the holders of Shares (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

          (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Acquiror Common Stock, the Exchange Agent shall make available such amounts to such holders of Shares without interest.

         SECTION 1.07. Withholding Rights. Each of the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Acquiror, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Acquiror, as the case may be.

         SECTION 1.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or Preferred Merger Consideration to be paid in respect of the Shares or Series B Preferred Stock, as applicable, represented by such Certificates as contemplated by this Article.

         SECTION 1.09. Shares Held by Company Affiliates. Anything to the contrary herein notwithstanding, any shares of Acquiror Common Stock (or certificates therefor) issued to affiliates of the Company pursuant to Section
1.03 shall be subject to the restrictions described in Exhibit B-1 and Exhibit B-3, and




                                        9





such shares (or certificates therefor) shall bear a legend describing such restrictions.

         SECTION 1.10. Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, any shares of Series B Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the Delaware Law, if such Section 262 provides for appraisal rights for such shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Preferred Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the Delaware Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Preferred Merger Consideration to which such holder is entitled, without interest or dividends thereon. Any amounts paid to holders of Dissenting Shares in an appraisal proceeding will be paid by the Surviving Corporation out of its own funds and will not be paid, directly or indirectly, by Acquiror.



                                    ARTICLE 2
                           CERTAIN GOVERNANCE MATTERS

         SECTION 2.01. Acquiror Name. Acquiror shall take all such action as is necessary to change its name to "Exxon Mobil Corporation" effective as of the Effective Time, which action shall include, without limitation, seeking stockholder approval to amend Acquiror's certificate of incorporation as provided in Section 6.04.

         SECTION 2.02. Acquiror Board of Directors. (a) At the Effective Time, Acquiror shall cause the Board of Directors of Acquiror to consist of not more than 19 directors, up to 13 of whom shall be the directors of Acquiror prior to the Effective Time and six of whom shall be directors designated prior to the Effective Time by the Company reasonably acceptable to Acquiror (of whom two shall be Persons who immediately prior to the Effective Time were directors and executive officers of the Company and four shall be Persons who immediately prior to the Effective Time were directors but not executive officers of the Company) (the "Company Board Designees"). Prior to the Effective Time, the Board of Directors of Acquiror shall take all action necessary to amend the by-laws of Acquiror to increase the size of the Board of Directors of Acquiror to not more than 19 and to elect the Company Board Designees to the Board of Directors of Acquiror, in each case as of the Effective Time.

          (b) The Board of Directors of Acquiror shall take all action necessary to cause Mr. Lucio A. Noto to be elected as Vice Chairman of the Board of Directors of Acquiror as of the Effective Time.

          (c) Acquiror shall cause there to be at least one Company Board Designee on each of the Audit Committee and Compensation Committee of the Board of Directors of Acquiror as of the Effective Time.

          (d) If the Effective Time occurs on a date which is less than nine months before the next regularly scheduled annual meeting of stockholders of Acquiror, Acquiror further agrees to use all reasonable efforts necessary to (i) nominate the Company Board Designees for election as directors, (ii) elect Mr. Lucio A. Noto as Vice Chairman of the Board of Directors of Acquiror, and (iii) cause at least one Company Board Designee to be on each of the Audit Committee and Compensation Committee of the Board of Directors of Acquiror, in each case in connection with and as of such next regularly scheduled annual meeting.

         SECTION 2.03. Transition Committee. The parties agree to establish a Transition Committee which will have a consultative role and which will be in effect from the date hereof until the earlier of the termination hereof and the Effective Time. The Transition Committee shall be comprised of Mr. Lee R. Raymond and Mr. Lucio A. Noto. The Transition Committee will be concerned with matters relating to planning the integration after the Effective Time of Acquiror and the Company, including organization and staffing. The Transition Committee will draw upon the resources of Acquiror and the Company as necessary or appropriate.

         SECTION 2.04. Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 2.05. By-laws of the Surviving Corporation. The by-laws of Merger Subsidiary in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 2.06. Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger




                                       10





Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.



                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Acquiror that:

         SECTION 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" with respect to any Person means a material adverse effect on the financial condition, business, liabilities, properties, assets or results of operations, taken as a whole, of such Person and its Subsidiaries, taken as a whole, except to the extent resulting from (w) any changes in general United States or global economic conditions, (x) any changes affecting the oil and gas industry in general, (y) matters whose significance or impact would reasonably be expected to be primarily short term (i.e., under 18 months) or (z) matters disclosed on
Schedule 3.01. The Company has heretofore delivered to Acquiror true and complete copies of the Company's certificate of incorporation and by-laws as currently in effect.

         SECTION 3.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the Option Agreement and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of holders of the outstanding Shares and outstanding shares of Series B Preferred Stock having votes representing a majority of the votes of all such outstanding capital stock, voting together as a single class, is the only vote of




                                       11





the holders of any of the Company's capital stock necessary in connection with consummation of the Merger. Assuming due authorization, execution and delivery of this Agreement and the Option Agreement by Acquiror and Merger Subsidiary, as applicable, each of this Agreement and the Option Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b) The Company's Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the Option Agreement and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of the Company's stockholders, (ii) approved and adopted this Agreement and the Option Agreement and the transactions contemplated hereby and thereby (including the Merger), and (iii) resolved (subject to Section 5.02) to recommend approval and adoption of this Agreement by its stockholders.

         SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Option Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than
(a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (c) compliance with any applicable requirements of Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation"), (d) compliance with any applicable requirements of Part IX of the Canadian Competition Act (the "Canadian Act"),
(e) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (f) compliance with any applicable requirements of the 1933 Act and (g) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         SECTION 3.04. Non-Contravention. Except as set forth in Schedule 3.04, the execution, delivery and performance by the Company of this Agreement and the Option Agreement and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (a) assuming compliance with the matters referred to in Section 3.02, contravene or conflict with the certificate of incorporation or by-laws of the Company, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or




                                       12





constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause
(b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 3.13) not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Acquiror Balance Sheet or the Company Balance Sheet, as the case may be) or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business. Except as disclosed in Schedule 3.04, neither the Company nor any Subsidiary of the Company is a party to any agreement that expressly limits the ability of the Company or any Subsidiary of the Company, or would limit Acquiror or any Subsidiary of Acquiror after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Acquiror after the Effective Time.

         SECTION 3.05. Capitalization of the Company. The authorized capital stock of the Company consists of 1,200,000,000 Shares and 30,000,000 shares of preferred stock, par value $1.00 per share (of which 6,000,000 shares are designated Series A Junior Participating Preferred Stock and 191,062 are designated Series B Preferred Stock). As of the close of business on November 27, 1998, there were outstanding 779,934,096 Shares, no shares of Series A Junior Participating Preferred Stock (all of which are reserved for issuance in accordance with the Rights Agreement (the "Company Rights Agreement"), dated as of December 15, 1995, between the Company and Mellon Bank, N.A., as Rights Agent, pursuant to which the Company has issued rights ("Company Rights") to purchase the Series A Junior Participating Preferred Stock) and 165,791.77 shares of Series B Preferred Stock, and employee stock options to purchase an aggregate of 31,337,561 Shares (of which options to purchase an aggregate of 19,313,161




                                       13





Shares were exercisable) and Company Awards (other than outstanding restricted stock) with respect to an aggregate of 1,257,513.9444 Shares. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since the close of business on November 27, 1998 resulting from the exercise of employee stock options outstanding on such date or options or stock-based awards granted as permitted by Section 5.01, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) except for the Series B Preferred Stock, no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) except for the Series B Preferred Stock, and except for the Option Agreement, no options, warrants or other rights to acquire from the Company, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses 3.05(a), 3.05(b) and 3.05(c) being referred to collectively as the "Company Securities"). Except for the Series B Preferred Stock, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

         SECTION 3.06. Subsidiaries. (a) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All "significant subsidiaries", as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act (each, a "Significant Subsidiary") of the Company and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company 10-K") or in Schedule 3.06(a).

          (b) Except for directors' qualifying shares and except as set forth in the Company 10-K, all of the outstanding capital stock of, or other ownership




                                       14





interests in, each Significant Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of the Company or (ii) options, warrants or other rights to acquire from the Company or any of its Significant Subsidiaries, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Significant Subsidiary of the Company, obligating the Company or any of its Significant Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company or obligating the Company or any Significant Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment except, in any such case under clause (i) or (ii), to the extent relating to an insignificant equity interest in any Significant Subsidiary (the items in clauses 3.06(b)(i) and 3.06(b)(ii) being referred to collectively as the "Company Subsidiary Securities"). Except as set forth on Schedule 3.06(b), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

         SECTION 3.07. SEC Filings. (a) The Company has delivered to Acquiror
(i) its annual reports on Form 10-K for its fiscal years ended December 31, 1995, 1996 and 1997, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1997, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1997, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1997 (the documents referred to in this Section 3.07(a) being referred to collectively as the "Company SEC Documents"). The Company's quarterly report on Form 10-Q for its fiscal quarter ended September 30, 1998 is referred to herein as the "Company 10-Q".

          (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the 1933 Act.

          (c) As of its filing date, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit




                                       15





to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in
Section 3.07 fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet of the Company as of September 30, 1998 set forth in the Company 10-Q and "Company Balance Sheet Date" means September 30, 1998.

         SECTION 3.09. Disclosure Documents. (a) Neither the proxy statement of the Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger, nor any amendment or supplement thereto, will, at the date the Company Proxy Statement or any such amendment or supplement is first mailed to shareholders of the Company or at the time such shareholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company in this Section 3.09 with respect to statements made or incorporated by reference therein based on information supplied by Acquiror or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement.

          (b) None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Acquiror Proxy Statement (as defined in Section 4.09) or in the Form S-4 (as defined in Section 4.09) or any amendment or supplement thereto will, at the time the Acquiror Proxy Statement




                                       16





or any such supplement or amendment thereto is first mailed to the stockholders of Acquiror or at the time such stockholders vote on the matters constituting the Acquiror Stockholder Approval (as defined in Section 4.02) or at the time the Form S-4 or any such amendment or supplement becomes effective under the 1933 Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 3.10. Absence of Certain Changes. Except as set forth in
Schedule 3.10, since the Company Balance Sheet Date, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than (i) quarterly cash dividends payable by the Company consistent with past practice (including periodic dividend increases consistent with past practice), but which for the sake of clarity shall not include any special dividends) or
(ii) required dividends on the Series B Preferred Stock) or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (other than any such repurchases prior to the date hereof pursuant to the Company's publicly announced stock buyback program or, after the date hereof, as permitted under
Section 5.01(e));

          (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

         (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, those contemplated by this Agreement, or as agreed to in writing by Acquiror;




                                       17





          (e) any change in any method of accounting or accounting practice (other than any change for tax purposes) by the Company or any of its Subsidiaries, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP; or

          (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in (or amendments to the terms of) compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, as permitted by this Agreement, or as agreed to in writing by Acquiror.

         SECTION 3.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto;

          (b) liabilities which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company;

          (c) liabilities disclosed in the Company SEC Documents filed prior to the date hereof or set forth in Schedule 3.11(c); and

          (d) liabilities under this Agreement.

         SECTION 3.12. Litigation. Except as disclosed in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 3.13. Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) or as otherwise set forth in Schedule 3.13 and except




                                       18





as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) all Company Tax Returns required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Company Tax Returns that have been so filed, and, as of the time of filing, the Company Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); (iii) the Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Company Tax Return has yet been filed;
(iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of the Company's knowledge and belief, neither the Company nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. ss. 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which the Company is the common parent. For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "Tax Returns" shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         SECTION 3.14. Employee Benefit Plans. (a) Prior to the date hereof, the Company has provided Acquiror with a list (set forth on Schedule 3.14) identifying each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each material employment, severance or similar contract, plan, arrangement or policy applicable




                                       19





to any director, former director, employee or former employee of the Company and each material plan or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company and covers any employee or director or former employee or director of the Company, or under which the Company has any liability. Such material plans (excluding any such plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA) are referred to collectively herein as the "Company Employee Plans".

          (b) Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (c) Neither the Company nor any affiliate of the Company has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any affiliate of the Company of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

          (d) Each Company Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code.

          (e) Except as set forth in Schedule 3.14, no director or officer or other employee of the Company or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Company) solely as a result of the transactions contemplated hereby.

          (f) Except as reflected in the Company SEC Documents filed prior to the date hereof, no Company Employee Plan provides post-retirement health and




                                       20





medical, life or other insurance benefits for retired employees of the Company or any of its Subsidiaries.

          (g) Except as set forth on Schedule 3.14, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Company Balance Sheet Date.

         SECTION 3.15. Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation of, or has since January 1, 1997 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 3.16. Finders' or Advisors' Fees. Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been provided to Acquiror, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         SECTION 3.17. Environmental Matters. (a) Except as set forth in the Company SEC Documents filed prior to the date hereof and with such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by any Person against, the Company or any of its Subsidiaries, and no penalty has been assessed against the Company or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws; (iii) there are no liabilities of or relating to the Company or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability; and (iv) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any




                                       21





property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been delivered to Acquiror at least five days prior to the date hereof.

          (b) For purposes of this Section 3.17 and Section 4.17, the term "Environmental Laws" means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals.

         SECTION 3.18. Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the holders of Shares (other than Acquiror or any of its Subsidiaries or affiliates), and, as of the date hereof, such opinion has not been withdrawn.

         SECTION 3.19. Pooling; Tax Treatment. (a) The Company intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

          (b) Neither the Company nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in (a) above or (ii) as a reorganization within the meaning of
Section 368 of the Code (a "368 Reorganization").

         SECTION 3.20. Pooling Letter. The Company has received a letter from Ernst & Young LLP dated as of November 22, 1998 and addressed to the Company, a copy of which has been delivered to Acquiror, in which Ernst & Young LLP concurs with the Company management's conclusion that, as of November 22, 1998, no conditions exist related to the Company that would preclude the Acquiror from accounting for the Merger as a pooling of interests, and such letter has not been withdrawn or modified in any material respect as of the date hereof.

         SECTION 3.21. Takeover Statutes. The Board of Directors of the Company has taken the necessary action to make inapplicable the application of Section 203 of the Delaware Law, any other applicable antitakeover or similar statute or regulation and the supermajority voting provisions of Article 6 of the




                                       22





Company's certificate of incorporation to this Agreement and the Option Agreement and the transactions contemplated hereby and thereby.

         SECTION 3.22. Rights Agreement. The Board of Directors of the Company has resolved to, and the Company promptly after the execution hereof will, take all action necessary to render the rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Merger, this Agreement, the Option Agreement and the other transactions contemplated hereby and thereby.



                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror represents and warrants to the Company that:

         SECTION 4.01. Corporate Existence and Power. Each of Acquiror and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Acquiror is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Acquiror has heretofore delivered to the Company true and complete copies of Acquiror's and Merger Subsidiary's certificate of incorporation and by-laws as currently in effect.

         SECTION 4.02. Corporate Authorization. (a) The execution, delivery and performance by Acquiror and Merger Subsidiary of this Agreement, and by Acquiror of the Option Agreement, and the consummation by Acquiror and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Acquiror and Merger Subsidiary and have been duly authorized by all necessary corporate action, except for any required approval by Acquiror's stockholders of (i) the Merger, (ii) the amendment of Acquiror's certificate of incorporation to increase the authorized shares of Acquiror Common Stock and to change Acquiror's name in accordance with Section 2.01 and (iii) the




                                       23





issuance of Acquiror Common Stock in connection with the Merger (clauses (i), (ii) and (iii) being the "Acquiror Stockholder Approval") and except for the designation by the Board of Directors of shares of the Acquiror's authorized preferred stock as Acquiror Preferred Stock. The affirmative vote of the holders of shares of Acquiror Common Stock and shares of Class A Preferred Stock having votes representing a majority of the votes cast by all such shares, voting together as a single class, is the only vote of the holders of any of Acquiror's capital stock necessary in connection with obtaining the Acquiror Stockholder Approval. Assuming due authorization, execution and delivery of this Agreement and the Option Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Acquiror and Merger Subsidiary and the Option Agreement constitutes a valid and binding agreement of Acquiror, in each case enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The shares of Acquiror Common Stock and Acquiror Preferred Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (b) Acquiror's Board of Directors, at a meeting duly called and held, has (i) approved this Agreement and the Option Agreement and the transactions contemplated hereby and thereby (including the Merger), and (ii) resolved (subject to Section 6.04) to recommend approval by its stockholders of the matters constituting the Acquiror Stockholder Approval.

         SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Acquiror and Merger Subsidiary of this Agreement, and by Acquiror of the Option Agreement, and the consummation by Acquiror and Merger Subsidiary of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the EC Merger Regulation, (d) compliance with any applicable requirements of the Canadian Act, (e) compliance with any applicable requirements of the Exchange Act, (f) compliance with any applicable requirements of the 1933 Act and (g) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

         SECTION 4.04. Non-Contravention. The execution, delivery and performance by Acquiror and Merger Subsidiary of this Agreement, and by Acquiror of the Option Agreement, and the consummation by Acquiror and




                                       24





Merger Subsidiary of the transactions contemplated hereby and thereby do not and will not (a) assuming compliance with the matters referred to in Section 4.02, contravene or conflict with the certificate of incorporation or by-laws of Acquiror or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Acquiror or any of its Subsidiaries, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Acquiror or any of its Subsidiaries or to a loss of any benefit to which Acquiror or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Acquiror or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Acquiror or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Acquiror or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause
(b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Neither Acquiror nor any Subsidiary of Acquiror is a party to any agreement that expressly limits the ability of Acquiror or any Subsidiary of Acquiror to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Acquiror after the Effective Time.

         SECTION 4.05. Capitalization. The authorized capital stock of Acquiror consists of 3,000,000,000 shares of Acquiror Common Stock and 200,000,000 shares of preferred stock, without par value (of which 16,500,000 are designated Class A Preferred Stock and 100,000,000 are designated Class B Preferred Stock). As of the close of business on November 27, 1998, there were outstanding 2,427,693,787 shares of Acquiror Common Stock, 1,884,638 shares of Class A Preferred Stock and no shares of Class B Preferred Stock, and employee stock options to purchase an aggregate of 70,537,194 shares of Acquiror Common Stock (of which options to purchase an aggregate of 59,117,944 shares of Acquiror Common Stock were exercisable). All outstanding shares of capital stock of Acquiror have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since the close of business on November 27, 1998 resulting from the exercise of employee stock options outstanding on such date or options or other stock-based awards granted as permitted by Section 6.01 and except for the shares to be issued in connection with the Merger, there are outstanding (a) no shares of capital stock or other voting securities of Acquiror, (b) no securities of Acquiror convertible into or exchangeable for shares of capital stock or voting securities of Acquiror, and
(c) no options, warrants or other rights to acquire from Acquiror, and no




                                       25





preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements, or commitments of any character, relating to the capital stock of Acquiror, obligating Acquiror to issue, transfer or sell any capital stock, voting security or securities convertible into or exchangeable for capital stock or voting securities of Acquiror or obligating Acquiror to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses 4.05(a), 4.05(b) and 4.05(c) being referred to collectively as the "Acquiror Securities"). There are no outstanding obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Acquiror Securities.

         SECTION 4.06. Subsidiaries. (a) Each Subsidiary of Acquiror is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. All Significant Subsidiaries of Acquiror and their respective jurisdictions of incorporation are identified in Acquiror's annual report on Form 10-K for the fiscal year ended December 31, 1997 ("Acquiror 10-K").

          (b) Except for directors' qualifying shares and except as set forth in the Acquiror 10-K, all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of Acquiror is owned by Acquiror, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Acquiror or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of Acquiror, and (ii) options, warrants or other rights to acquire from Acquiror or any of its Significant Subsidiaries, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Significant Subsidiary of Acquiror, obligating Acquiror or any of its Significant Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of Acquiror or obligating Acquiror or any Significant




                                       26





Subsidiary of Acquiror to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment except, in any such case under clause (i) or (ii), to the extent relating to an insignificant equity interest in any Significant Subsidiary (items in clauses 4.06(b)(i) and 4.06(b)(ii) being referred to collectively as the "Acquiror Subsidiary Securities"). There are no outstanding obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Acquiror Subsidiary Securities.

         SECTION 4.07. SEC Filings. (a) Acquiror has delivered to the Company
(i) its annual reports on Form 10-K for its fiscal years ended December 31, 1995, 1996 and 1997, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1997, (iii) its proxy or information statements relating to meetings, of, or actions taken without a meeting by, the stockholders of Acquiror held since December 31, 1997, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1997 (the documents referred to in this Section 4.07(a) being referred to collectively as the "Acquiror SEC Documents"). The Acquiror's quarterly report on Form 10- Q for its fiscal quarter ended September 30, 1998 is referred to herein as the "Acquiror 10-Q".

          (b) As of its filing date, each Acquiror SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the 1933 Act.

          (c) As of its filing date, each Acquiror SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d) Each such registration statement as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Acquiror (including any related notes and schedules) included in the annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 4.07 fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Acquiror and its




                                       27





consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). For purposes of this Agreement, "Acquiror Balance Sheet" means the consolidated balance sheet of Acquiror as of September 30, 1998 set forth in the Acquiror 10-Q and "Acquiror Balance Sheet Date" means September 30, 1998.

         SECTION 4.09. Disclosure Documents. (a) The proxy statement of Acquiror (the "Acquiror Proxy Statement") to be filed with the SEC in connection with the Merger and the Registration Statement on Form S-4 of Acquiror (the "Form S-4") to be filed under the 1933 Act relating to the issuance of Acquiror Common Stock in the Merger, that may be required to be filed with the SEC in connection with the issuance of shares of Acquiror Common Stock pursuant to the Merger and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.09(b), comply as to form in all material respects with the applicable requirements of the 1933 Act.

          (b) Neither the Acquiror Proxy Statement nor any amendment or supplement thereto, will, at the date the Acquiror Proxy Statement or any such amendment or supplement is first mailed to shareholders of Acquiror or at the time such shareholders vote on the matters constituting the Acquiror Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Form S- 4 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by Acquiror in this Section 4.09 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Acquiror Proxy Statement or the Form S-4.

          (c) None of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.




                                       28






         SECTION 4.10. Absence of Certain Changes. Since the Acquiror Balance Sheet Date, Acquiror and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Acquiror (other than (i) quarterly cash dividends payable by Acquiror consistent with past practice (including periodic dividend increases consistent with past practice), but which for the sake of clarity shall not include any special dividends), or (ii) required dividends on preferred stock outstanding on the date hereof) or any repurchase, redemption or other acquisition by Acquiror or any of its Subsidiaries of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Acquiror (other than any such repurchases prior to the date hereof pursuant to Acquiror's publicly announced stock buyback program or, after the date hereof, as permitted under Section 6.01(e)); or

          (c) any change prior to the date hereof in any method of accounting or accounting practice (other than any change for tax purposes) by Acquiror or any of its Subsidiaries, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP.

         SECTION 4.11. No Undisclosed Material Liabilities. There are no liabilities of the Acquiror or any Subsidiary of the Acquiror of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities disclosed or provided for in the Acquiror Balance Sheet or in the notes thereto;

          (b) liabilities which in the aggregate would not reasonably be expected to have a Material Adverse Effect on Acquiror;

          (c) liabilities disclosed in the Acquiror SEC Documents filed prior to the date hereof or set forth in Schedule 4.11(c); and

          (d) liabilities under this Agreement.





                                       29





         SECTION 4.12. Litigation. Except as disclosed in the Acquiror SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Acquiror threatened against or affecting, Acquiror or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a Material Adverse Effect on Acquiror.

         SECTION 4.13. Taxes. Except as set forth in the Acquiror Balance Sheet (including the notes thereto) or as otherwise set forth on Schedule 4.13 and except as would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror, (i) all Acquiror Tax Returns required to be filed with any taxing authority by, or with respect to, Acquiror and its Subsidiaries have been filed in accordance with all applicable laws; (ii) Acquiror and its Subsidiaries have timely paid all Taxes shown as due and payable on Acquiror Tax Returns that have been so filed, and, as of the time of filing, Acquiror Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Acquiror and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Acquiror Balance Sheet); (iii) Acquiror and its Subsidiaries have made provision for all Taxes payable by Acquiror and its Subsidiaries for which no Acquiror Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to Acquiror and its Subsidiaries reflected on the Acquiror Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Acquiror or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of Acquiror's knowledge and belief, neither Acquiror nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. ss. 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which Acquiror is the common parent.

         SECTION 4.14. Employee Benefit Plans. (a) Prior to the date hereof, Acquiror has provided the Company with a list (set forth on Schedule 4.14) identifying each material "employee benefit plan," as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of Acquiror and each material plan or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including




                                       30





compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Acquiror and covers any employee or director or former employee or director of Acquiror, or under which Acquiror has any liability. Such material plans (excluding any such plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA) are referred to collectively herein as the "Acquiror Employee Plans".

          (b) Each Acquiror Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

          (c) Neither Acquiror nor any affiliate of Acquiror has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Acquiror or any affiliate of Acquiror of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

          (d) Each Acquiror Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code.

          (e) No director or officer or other employee of Acquiror or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby.

          (f) Except as reflected in the Acquiror SEC Documents filed prior to the date hereof, no Acquiror Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of Acquiror or any of its Subsidiaries.

          (g) There has been no amendment to, written interpretation or announcement (whether or not written) by Acquiror or any of its affiliates relating to, or change in employee participation or coverage under, any Acquiror Employee Plan which would increase materially the expense of maintaining such Acquiror Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Acquiror Balance Sheet Date.

         SECTION 4.15. Compliance with Laws. Neither Acquiror nor any of its Subsidiaries is in violation of, or has since January 1, 1997 violated, any




                                       31





applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror.

         SECTION 4.16. Finders' or Advisors' Fees. Except for J.P. Morgan Securities Inc., whose fees will be paid by Acquiror, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Acquiror or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         SECTION 4.17. Environmental Matters. Except as set forth in the Acquiror SEC Documents filed prior to the date hereof and with such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Acquiror, (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Acquiror or any of its Subsidiaries, threatened by any Person against, Acquiror or any of its Subsidiaries, and no penalty has been assessed against Acquiror or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) Acquiror and its Subsidiaries are and have been in compliance with all Environmental Laws; (iii) there are no liabilities of or relating to Acquiror or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability; and (iv) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Acquiror has knowledge in relation to the current or prior business of Acquiror or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by Acquiror or any of its Subsidiaries which has not been delivered to the Company at least five days prior to the date hereof.

         SECTION 4.18. Opinion of Financial Advisor. Acquiror has received the opinion of J.P. Morgan Securities Inc. to the effect that, as of the date of such opinion, the consideration to be paid by Acquiror in the Merger is fair, from a financial point of view, to Acquiror, and, as of the date hereof, such opinion has not been withdrawn.

         SECTION 4.19. Pooling; Tax Treatment. (a) Acquiror intends that the Merger be accounted for as a "pooling of interests" as described in Section 3.19(a).




                                       32





          (b) Neither Acquiror nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in Section 3.19(a) or (ii) as a 368 Reorganization.

         SECTION 4.20. Pooling Letter. Acquiror has received a letter from PricewaterhouseCoopers LLP dated as of November 25, 1998 and addressed to Acquiror, a copy of which has been delivered to the Company, stating that based on the information furnished to PricewaterhouseCoopers LLP in the related certificate of Acquiror's management and based on the letter from Ernst & Young LLP referenced in Section 3.20, PricewaterhouseCoopers LLP concurs with Acquiror management's conclusion that, as of November 25, 1998, no conditions exist that would preclude Acquiror's accounting for the Merger as a pooling of interests, and such letter has not been withdrawn or modified in any material respect as of the date hereof.



                                    ARTICLE 5
                            COVENANTS OF THE COMPANY

         The Company agrees that:

         SECTION 5.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of Acquiror or as contemplated by this Agreement, and, in the case of clauses (g), (i), (j) and (l) below, except in the ordinary course of business not representing a new strategic direction of the Company, from the date hereof until the Effective Time:

          (a) the Company will not, and will not permit any of its Significant Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws;

          (b) the Company will not, and will not permit any Significant Subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Significant Subsidiaries (other than a merger or consolidation between its wholly-owned Subsidiaries);




                                       33






          (c) the Company will not, and will not permit any material Subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its material Subsidiaries other than (i) issuances pursuant to the exercise of convertible securities outstanding on the date hereof or issuances pursuant to stock based awards or options that are outstanding on the date hereof and are reflected in Section
3.05 or are granted in accordance with clause (ii) below and (ii) additional options or stock-based awards to acquire Shares granted under the terms of any Company Stock Option Plan as in effect on the date hereof in the ordinary course consistent with past practice;

          (d) the Company will not, and will not permit any material Subsidiary of the Company to, (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than, subject to Section 7.09, (x) regular quarterly cash dividends payable by the Company or such material Subsidiary consistent with past practice (including periodic dividend increases consistent with past practice), but which for the sake of clarity shall not include any special dividend, (y) any required dividends on the Series B Preferred Stock or (z) dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

          (e) the Company will not, and will not permit any Subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock, except for repurchases, redemptions or acquisitions
(x) required by the terms of its capital stock or any securities outstanding on the date hereof, (y) required by or in connection with the respective terms, as of the date hereof, of any Company Stock Option Plan or any dividend reinvestment plan as in effect on the date hereof in the ordinary course of the operations of such plan consistent with past practice and only to the extent consistent with Section 7.04 or (z) effected in the ordinary course consistent with past practice and only to the extent consistent with Section 7.04;

          (f) the Company will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any outstanding options to purchase Shares (which, it is understood, will not limit the administration of the relevant plans in accordance with past practices and interpretations of the Company's Board and the MCOC (as defined in Section 6.06(e)) to the extent consistent with Section 7.04) or amend the terms of or terminate the Leveraged ESOP;





                                       34





          (g) the Company will not, and will not permit any Subsidiary of the Company to, make or commit to make any capital expenditure;

          (h) the Company will not, and will not permit any Subsidiary of the Company to, increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or any existing agreement or commitment;

          (i) the Company will not, and will not permit any of its Subsidiaries to, acquire a material amount of assets (as measured with respect to the consolidated assets of the Company and its Subsidiaries taken as a whole) of any other Person;

          (j) the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material assets or property except pursuant to existing contracts or commitments;

          (k) except for any such change which is not significant or which is required by reason of a concurrent change in GAAP, the Company will not, and will not permit any Subsidiary of the Company to, change any method of accounting or accounting practice (other than any change for tax purposes) used by it;

          (l) the Company will not, and will not permit any Subsidiary of the Company to, enter into any material joint venture, partnership or other similar arrangement;

          (m) the Company will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

         (n) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

         SECTION 5.02. Company Stockholder Meeting; Proxy Material. Unless the Board of Directors of Acquiror shall take any action permitted by the third sentence of Section 6.04, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable, on a date reasonably acceptable to Acquiror, for the purpose of voting on the approval and adoption of this Agreement and the Merger (the "Company Stockholder Approval"). Except as provided in the next sentence, the Board of Directors of the Company shall recommend approval and




                                       35





adoption of this Agreement by the Company's stockholders. The Board of Directors of the Company shall be permitted to (i) not recommend to the Company's shareholders that they give the Company Stockholder Approval or (ii) withdraw or modify in a manner adverse to Acquiror its recommendation to the Company's shareholders that they give the Company Stockholder Approval, only (x) if the Board of Directors of the Company by a majority vote determines in its good faith judgment that it is necessary to so withdraw or modify its recommendation to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of outside legal counsel, and (y) if the Company and the senior officers and directors of the Company have substantially complied with their obligations set forth in Section 5.03. In connection with the Company Stockholder Meeting, the Company (x) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting, (y) will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Company Stockholder Approval and (z) will otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

         SECTION 5.03. Other Offers. The Company and its Subsidiaries will not, and the Company will use its reasonable best efforts to cause the officers, directors, employees, investment bankers, consultants and other agents of the Company and its Subsidiaries not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal (including without limitation by amending, or granting any waiver under, the Company Rights Agreement) or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any non-public information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person that has made, or to the Company's knowledge, is considering making, any Acquisition Proposal; provided that nothing contained in this Section 5.03 shall prevent the Company from furnishing non-public information to, or entering into discussions or negotiations with, or affording access to the properties, books or records of the Company or its Subsidiaries to, any Person in connection with an unsolicited bona fide Acquisition Proposal received from such Person so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, (i) the Board of Directors of the Company by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of outside legal counsel, and (ii) the Company receives from such Person an executed confidentiality agreement with terms no less favorable to the Company




                                       36





than those contained in the Confidentiality Agreement (as defined in Section 7.03). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; provided that the Board of Directors of the Company shall not recommend that the shareholders of the Company tender their shares in connection with a tender offer except to the extent the Board of Directors of the Company by a majority vote determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to shareholders under applicable law, after receiving the advice of outside legal counsel. Unless the Board of Directors of the Company by a majority vote determines in its good faith judgment that it is necessary not to do so to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of outside legal counsel, the Company will (a) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal and set forth the material terms thereof) Acquiror after receipt of any Acquisition Proposal, any indication of which the Company has knowledge that any Person is considering making an Acquisition Proposal or any request for non-public information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that has made, or to the Company's knowledge may be considering making, an Acquisition Proposal, and (b) will keep Acquiror informed of the status and material terms of any such Acquisition Proposal or request. The Company and its Subsidiaries will, and the Company will use its reasonable best efforts to cause the officers, directors, employees, investment bankers, consultants and other agents of the Company and its Subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal.

         For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, any (i) direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iv) merger, consolidation,




                                       37





business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means any bona fide Acquisition Proposal for or in respect of at least a majority of the outstanding Shares on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable to all of the Company's stockholders than the Merger.



                                    ARTICLE 6
                              COVENANTS OF ACQUIROR

         Acquiror agrees that:

         SECTION 6.01. Conduct of Acquiror. From the date hereof until the Effective Time, Acquiror and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, and except with the prior written consent of the Company or as contemplated by this Agreement, from the date hereof until the Effective Time:

          (a) Acquiror will not adopt or propose any change in its certificate of incorporation or by-laws, except as contemplated in Section 4.02(a) or 2.02(a);

          (b) Acquiror will not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Acquiror;

          (c) Acquiror will not issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Acquiror, other than (i) issuances pursuant to the exercise of convertible securities outstanding on the date hereof or issuances pursuant to stock-based awards or options outstanding on the date hereof or that are granted in accordance with clause (ii) below and
(ii) additional options or




                                       38





stock-based awards to acquire Acquiror Common Stock granted under the terms of any employee or director stock option or compensation plan or arrangement of Acquiror as in effect as of the date hereof in the ordinary course consistent with past practice;

          (d) Acquiror will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than, subject to Section 7.09, (x) regular quarterly cash dividends payable by Acquiror on Acquiror Common Stock consistent with past practice (including periodic dividend increases consistent with past practice), but which for the sake of clarity shall not include any special dividend or (y) any required dividends on preferred stock outstanding on the date hereof;

         (e) Acquiror will not, and will not permit any Subsidiary of Acquiror to, redeem, purchase or otherwise acquire directly or indirectly any of Acquiror's capital stock, except for repurchases, redemptions or acquisitions
(x) required by the terms of capital stock or any securities outstanding on the date hereof, (y) required by or in connection with the respective terms, as of the date hereof, of any employee stock option plan or compensation plan or arrangement of Acquiror or any dividend reinvestment plan as in effect as of the date hereof in the ordinary course of operations of such plan consistent with past practice and only to the extent consistent with Section 7.04 or (z) effected in the ordinary course consistent with past practice and only to the extent consistent with Section 7.04;

          (f) Acquiror will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of Acquiror hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

          (g) Acquiror will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

         SECTION 6.02. Obligations of Merger Subsidiary. Acquiror will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         SECTION 6.03. Director and Officer Liability. (a) For seven years after the Effective Time, Acquiror shall indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors and employees of the Company or its Subsidiaries (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of the




                                       39





Company or any of its Subsidiaries at any time prior to the Effective Time to the extent provided under the Company's certificate of incorporation and by-laws in effect on the date hereof. Acquiror shall cause the Surviving Corporation to honor all indemnification agreements with Indemnitees (including under the Company's by-laws) in effect as of the date hereof in accordance with the terms thereof. To the best knowledge of the Company, the Company has disclosed to Acquiror all such indemnification agreements prior to the date hereof.

          (b) For seven years after the Effective Time, Acquiror shall procure the provision of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof (it being understood that Acquiror may discharge its obligations pursuant to this paragraph by providing an insurance policy underwritten by Ancon Insurance Company, Inc., a wholly-owned Subsidiary of Acquiror); provided, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 300% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Acquiror shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 300% of such rate.

          (c) The obligations of Acquiror under this Section 6.03 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.03 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.03 applies shall be third party beneficiaries of this Section 6.03).

         SECTION 6.04. Acquiror Stockholder Meeting; Form S-4. Unless the Board of Directors of the Company shall take any action permitted by the third sentence of Section 5.02, Acquiror shall cause a meeting of its stockholders (the "Acquiror Stockholder Meeting") to be duly called and held as soon as reasonably practicable, on a date reasonably acceptable to the Company, for the purpose of approving the matters constituting the Acquiror Stockholder Approval. Except as provided in the next sentence, the Board of Directors of Acquiror shall recommend approval of the matters constituting the Acquiror Stockholder Approval. The Board of Directors of Acquiror shall be permitted to (i) not recommend to Acquiror's shareholders that they give the Acquiror Stockholder Approval or (ii) withdraw or modify in a manner adverse to the Company its recommendation to the Acquiror's shareholders that they give the Acquiror Stockholder Approval, only if the Board of Directors of Acquiror by a majority vote determines in its good faith judgment that it is necessary to so withdraw or




                                       40





modify its recommendation to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of outside legal counsel. In connection with the Acquiror Stockholder Meeting, Acquiror (x) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC, and will thereafter mail to its stockholders as promptly as practicable, the Acquiror Proxy Statement and all other proxy materials for such meeting, (y) will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Acquiror Stockholder Approval, and (z) will otherwise comply with all legal requirements applicable to the Acquiror Stockholder Meeting. Subject to the terms and conditions of this Agreement and unless the Board of Directors of the Company shall take any action permitted by the third sentence of Section 5.02, Acquiror shall prepare and file with the SEC under the 1933 Act the Form S-4, and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable. Acquiror shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Acquiror Common Stock in connection with the Merger. The parties acknowledge and agree that Acquiror may include in such proxy statement to be mailed to its stockholders a proposal to amend Acquiror's certificate of incorporation to eliminate the Class B Preferred Stock.

         SECTION 6.05. Stock Exchange Listing. Acquiror shall use its reasonable best efforts to cause the shares of Acquiror Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance.

         SECTION 6.06. Employee Benefits. (a) From and after the Effective Time, Acquiror shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under the Executive Arrangements (as defined in Section 6.06(f)) and, subject to Section 6.06(b), the other Company Employee Plans, each as in effect on the date hereof (or as amended with the prior written consent of Acquiror), to the extent that entitlements or rights, actual or contingent (whether such entitlements or rights are vested as of the Effective Time or become vested or payable only upon the occurrence of a further event, including a discretionary determination) exist in respect thereof as of the Effective Time. Acquiror and the Company hereby agree that the consummation of the Merger shall constitute a "Change in Control" for purpose of any employee arrangement and all other Company Employee Plans, pursuant to the terms of such plans in effect on the date hereof. No provision of this Section 6.06(a) shall be construed as a limitation on the right of Acquiror to amend or terminate any Company Employee Plans which the Company would otherwise have under the terms of such Company Employee Plan, and no provision of this Section 6.06(a) shall be construed to create a right in any employee or beneficiary of such employee under




                                       41





a Company Employee Plan that such employee or beneficiary would not otherwise have under the terms of such Company Employee Plan.

         (b) Following the Effective Time, Acquiror shall continue to provide to individuals who are employed by the Company and its Subsidiaries as of the Effective Time who remain employed with Acquiror or any Subsidiary of Acquiror ("Affected Employees"), for so long as such Affected Employees remain employed by Acquiror or any Subsidiary of Acquiror, employee benefits (other than salary or incentive compensation) (i) pursuant to the Company's or its Subsidiaries' employee benefit plans, programs, policies and arrangements as provided to such employees immediately prior to the Effective Time or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Acquiror or any Subsidiary of Acquiror providing coverage and benefits which, in the aggregate, are no less favorable than those provided to employees of Acquiror in positions comparable to positions held by Affected Employees with Acquiror or its Subsidiaries from time to time after the Effective Time. Following the Effective Time, Acquiror shall continue to provide to former employees of the Company or its Subsidiaries (and to employees of the Company or its Subsidiaries whose employment terminates prior to the Effective Time) ("Affected Retirees") post retirement benefits (other than pensions) (i) pursuant to the Company Employee Plans applicable to such Affected Retirees, each as in effect on the date hereof, or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Acquiror or any Subsidiary of Acquiror providing post retirement coverage and benefits (other than pensions) which, in the aggregate, are no less favorable than those provided to former employees of Acquiror.

          (c) Acquiror will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting, benefit accrual (including benefit accrual under any defined benefit pension plans, provided that a participant's benefit under any such defined benefit pension plan may be offset by such participant's accrued benefit under the Company defined benefit pension plan) and determination of the level of benefits under any employee benefit plans or arrangements maintained by Acquiror or any Subsidiary of Acquiror for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time.

          (d) Acquiror will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods




                                       42





that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

          (e) Acquiror (i) acknowledges that the Company's Board and the Management Compensation and Organization Committee (the "MCOC") of the Company's Board has determined that all officers and employees covered by the Company Management Retention Plan have performed at a level satisfactory to the Company over the period that the conditional retention awards granted thereunder have been outstanding and, accordingly, that all such individuals would be entitled to full payment under the Company Management Retention Plan were they to retire or otherwise terminate their employment with the Company or any of its Subsidiaries and (ii) agrees to give considerable weight to such determination in administering the Company Management Retention Plan after the Effective Time, given the significant length of time that has elapsed since the award grants.

          (f) Acquiror agrees that the 1986, 1991 and 1995 Company Incentive Compensation and Stock Ownership Plans, the Company Management Retention Plan, the Supplemental Pension Annuity Program of Mobil Corporation, the Executive Life Insurance Program of Mobil Corporation and the Company Employee Severance Plan (collectively, the "Executive Arrangements"), as well as any award made under any Executive Arrangement (including Company Stock Options and Company Awards), shall be administered in accordance with the past practices and interpretations of the Company's Board and the MCOC (including those past practices and interpretations previously disclosed by the Company to Acquiror) with respect to eligibility, vesting, term and payment, among other matters. Any question regarding the past practices and interpretations of the Company's Board and the MCOC and the application thereof to the type of facts and circumstances in a given case shall be referred to Mr. Lucio A. Noto or his designee for a final decision with respect thereto, which decision shall not be inconsistent with the intention of this Agreement and the Merger.






                                       43





                                    ARTICLE 7
                      COVENANTS OF ACQUIROR AND THE COMPANY

         The parties hereto agree that:

         SECTION 7.01. Best Efforts. (a) The Company and Acquiror shall each cooperate with the other and use (and shall use best efforts to cause their respective Subsidiaries to use) their respective best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, the Company and Acquiror shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and its Subsidiaries or Acquiror and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement.

          (b) Notwithstanding anything else contained herein, the provisions of this Section 7.01 shall not be construed to require either party to undertake any efforts or to take any action if the result thereof would give Acquiror the right to decline to consummate the transactions contemplated by this Agreement pursuant to Section 8.02 by reason of giving rise to a Substantial Detriment.

         SECTION 7.02. Certain Filings. The Company and Acquiror shall cooperate with one another (a) in connection with the preparation of the Company Proxy Statement, the Acquiror Proxy Statement and the Form S-4, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement, the Acquiror




                                       44





Proxy Statement or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 7.03. Access to Information. From the date hereof until the Effective Time, to the extent permitted by applicable law, the Company and Acquiror will give the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party and its Subsidiaries, furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its own employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of the Company or Acquiror, as the case may be; provided that no investigation of the other party's business shall affect any representation or warranty given by either party hereunder. All information obtained by Acquiror or the Company pursuant to this Section shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated November 12, 1998 between Acquiror and the Company (the "Confidentiality Agreement").

         SECTION 7.04. Tax and Accounting Treatment. (a) Each of Acquiror and the Company shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying (a) for "pooling of interests" accounting treatment as described in Section 3.19(a) or (b) as a 368 Reorganization.

         (b) Acquiror shall use its reasonable best efforts to provide to Davis Polk & Wardwell and Skadden, Arps, Slate, Meagher & Flom LLP a certificate substantially in the form attached hereto as Exhibit C-1. The Company shall use its reasonable best efforts to provide to Davis Polk & Wardwell and Skadden, Arps, Slate, Meagher & Flom LLP a certificate substantially in the form attached hereto as Exhibit C-2.

         SECTION 7.05. Public Announcements. Acquiror and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued prior to such consultation, if the party making such release or statement has used its reasonable efforts to consult with the other party.




                                       45





         SECTION 7.06. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 7.07. Notices of Certain Events. (a) Each of the Company and Acquiror shall promptly notify the other party of:

              (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

              (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

          (b) The Company and Acquiror shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

         SECTION 7.08. Affiliates. (a) The Company shall use its reasonable best efforts to deliver to Acquiror, within 15 days of the date hereof, a letter agreement substantially in the form of Exhibit B-1 hereto executed by each Person listed on Schedule 7.08(a).

          (b) Acquiror shall use its reasonable best efforts to obtain, within 15 days of the date hereof, a letter agreement substantially in the form of Exhibit B-2 hereto executed by each Person listed on Schedule 7.08(b).

          (c) Prior to the Effective Time, the Company shall cause to be delivered to Acquiror a letter identifying, to the best of the Company's knowledge, all Persons who are, at the time of the Company Stockholder Meeting, "affiliates" of the Company for purposes of Rule 145 under the 1933 Act. The Company shall furnish such information and documents as Acquiror may reasonably request for the purpose of reviewing such list. The Company shall use its reasonable best efforts to cause each Person who is so identified as an affiliate to deliver to




                                       46





Acquiror on or prior to the Effective Time a letter agreement substantially in the form of Exhibit B-3 to this Agreement.

         SECTION 7.09. Payment of Dividends. From the date hereof until the Effective Time, Acquiror and the Company will coordinate with each other regarding the declaration of dividends in respect of the shares of Acquiror Common Stock and the Shares and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Shares will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Shares and the shares of Acquiror Common Stock any holder of Shares receives in exchange therefor in connection with the Merger.


                                    ARTICLE 8
                            CONDITIONS TO THE MERGER

         SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Acquiror and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

          (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware Law;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

          (c) the approval by the European Commission of the transactions contemplated by this Agreement shall have been obtained pursuant to the EC Merger Regulation;

          (d) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

          (e) the parties shall have received all required approvals and third party consents listed on Schedule 8.01(e);

          (f) the matters constituting the Acquiror Stockholder Approval shall have been approved by the stockholders of Acquiror in accordance with applicable law or regulation;





                                       47





          (g) the Form S-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

          (h) the shares of Acquiror Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

         (i) (i) Acquiror shall have received a letter from PricewaterhouseCoopers LLP dated as of the Closing Date and addressed to Acquiror (a copy of which shall have been furnished to the Company), stating that based on the information furnished to PricewaterhouseCoopers LLP in the related certificate of Acquiror's management and based on the letter from Ernst & Young LLP referenced in clause (ii) below, PricewaterhouseCoopers LLP concurs with Acquiror management's conclusion that, as of the Closing Date, no conditions exist that would preclude Acquiror's accounting for the Merger as a pooling of interests and such letter shall not have been withdrawn or modified in any material respect and (ii) the Company shall have received a letter from Ernst & Young LLP dated as of the Closing Date and addressed to the Company (a copy of which shall have been furnished to Acquiror), in which Ernst & Young LLP concurs with the Company management's conclusion that no conditions exist relating to the Company that would preclude the Acquiror from accounting for the Merger as a pooling of interests, and such letter shall not have been withdrawn or modified in any material respect.

         SECTION 8.02. Conditions to the Obligations of Acquiror and Merger Subsidiary. The obligations of Acquiror and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

         (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except to the extent expressly permitted under this Agreement, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time, and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (iii) Acquiror shall have received a certificate signed by a vice-president of the Company to the foregoing effect;




                                       48





          (b) there shall not be instituted or pending any action or proceeding by any governmental authority (whether domestic, foreign or supranational) before any court or governmental authority or agency, domestic, foreign or supranational, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Acquiror or any Subsidiary of Acquiror of all or any portion of the business of the Company or any of its Subsidiaries or of Acquiror or any of its Subsidiaries or to compel Acquiror or any Subsidiary of Acquiror to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of Acquiror or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Acquiror or any Subsidiary of Acquiror effectively to exercise full rights of ownership of the Shares (or shares of stock of the Surviving Corporation) including, without limitation, the right to vote any Shares (or shares of stock of the Surviving Corporation) on any matters properly presented to stockholders or (iii) seeking to require divestiture by Acquiror or any Subsidiary of Acquiror of any Shares (or shares of stock of the Surviving Corporation) if any such matter referred to in clause (i), (ii) or (iii) hereof could reasonably be expected to result in a substantial detriment to the Acquiror and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole (any such substantial detriment being referred to in this Agreement as a "Substantial Detriment");

          (c) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that is reasonably likely, directly or indirectly, to result in a Substantial Detriment;

          (d) (i) all required approvals or consents of any governmental authority (whether domestic, foreign or supranational) in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired) unless the failure to receive any such approval or consent would not be reasonably likely, directly or indirectly, to result in a Substantial Detriment and (ii) all such approvals and consents which have been obtained shall be on terms that are not reasonably likely, directly or indirectly, to result in a Substantial Detriment;

         (e) Acquiror shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to Acquiror, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax




                                       49





purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Acquiror, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon certain representations of officers of Acquiror and the Company reasonably requested by counsel, including without limitation those contained in certificates substantially in the form attached as Exhibits C-1 and C-2; and

          (f) since the date of this Agreement, there shall not have been any event, occurrence, development or state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 8.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

          (a) (i) Acquiror shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except to the extent expressly permitted under this Agreement, the representations and warranties of Acquiror contained in this Agreement and in any certificate or other writing delivered by Acquiror pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time, and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (iii) the Company shall have received a certificate signed by a vice-president of Acquiror to the foregoing effect;

          (b) the Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Acquiror, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon certain representations of officers of Acquiror and the Company reasonably requested by counsel, including without limitation those contained in certificates substantially in the form attached as Exhibits C-1 and C-2; and





                                       50





          (c) since the date of this Agreement, there shall not have been any event, occurrence, development or state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.



                                    ARTICLE 9
                                   TERMINATION

         SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company or any approval of the matters constituting the Acquiror Stockholder Approval by the stockholders of Acquiror):

          (a)   by mutual written consent of the Company and Acquiror;

          (b)   by either the Company or Acquiror,

              (i) if the Merger has not been consummated by the first anniversary of the date hereof (the "End Date"); provided that if
         (x) the Effective Time has not occurred by such first anniversary by reason of non-satisfaction of any of the conditions set forth in Sections 8.01(b), 8.01(c), 8.01(e), 8.02(b), 8.02(c) or 8.02(d)
         and (y) all other conditions in Article 8 have theretofore been satisfied or (to the extent legally permissible) waived or are then capable of being satisfied, the End Date will be June 30, 2000; provided further that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date;

              (ii) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof; or

              (iii) if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;





                                       51





          (c) by either the Company or Acquiror, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Acquiror or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (d) by Acquiror, if the Board of Directors of the Company shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Acquiror its approval or recommendation of this Agreement or the Merger, or shall have failed to call the Company Stockholder Meeting in accordance with
Section 5.02, or shall have recommended a Superior Proposal (or the Board of Directors of the Company resolves to do any of the foregoing);

          (e) by the Company, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Acquiror in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) Acquiror does not make, within three business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the shareholders of the Company as the Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such three day period and (iii) the Company prior to such termination pursuant to this clause (e) pays to Acquiror in immediately available funds the fees required to be paid pursuant to Section
10.04. The Company agrees to notify Acquiror promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

          (f) by the Company, if the Board of Directors of Acquiror shall have failed to recommend or withdrawn or modified or changed in a manner adverse to the Company its approval and recommendation of the matters constituting the Acquiror Stockholder Approval, or shall have failed to call the Acquiror Stockholder Meeting in accordance with Section 6.04 (or the Board of Directors of Acquiror resolves to do any of the foregoing).

         The party desiring to terminate this Agreement pursuant to clause (b),
(c), (d), (e), or (f) of this Section 9.01 shall give written notice of such termination to the other party in accordance with Section 10.01, specifying the provision hereof pursuant to which such termination is effected.




                                       52





         SECTION 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 9.02, in Section 10.04, in the Option Agreement and in the Confidentiality Agreement shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any willful breach by that party of this Agreement.



                                   ARTICLE 10
                                  MISCELLANEOUS

         SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

         if to Acquiror or Merger Subsidiary, to:

                  Charles W. Matthews
                  Exxon Corporation
                  5959 Las Colinas Boulevard
                  Irving, Texas 75039-2298
                  Facsimile No.: (972) 444-1438

                  with a copy to:

                  George R. Bason, Jr.
                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Facsimile No.: (212) 450-4800

         if to the Company, to:

                  Samuel H. Gillespie III
                  Mobil Corporation
                  3225 Gallows Road
                  Fairfax, Virginia 22307-0001
                  Facsimile No.: (703) 846-4674

                  with a copy to:




                                       53





                  Roger S. Aaron
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022
                  Facsimile No.: (212) 735-2000

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

         SECTION 10.02. Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

         SECTION 10.03. Amendments; No Waivers. (a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Acquiror and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 10.04. Expenses. (a) Except as otherwise specified in this
Section 10.04 or the Option Agreement or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense; provided that all liability for transfer taxes (other than




                                       54





transfer taxes to be paid by Acquiror in connection with the issuance and creation of Acquiror Common Stock and Acquiror Preferred Stock in the Merger, as provided in Section 1.02(b)) incurred by the Company or the Company's stockholders in connection with the transactions contemplated hereby shall be paid by the Surviving Corporation out of its own funds and will not be paid, directly or indirectly, by Acquiror.

          (b)   If:

              (i) the Company shall terminate this Agreement pursuant to
         Section 9.01(e);

              (ii)  Acquiror shall terminate this Agreement pursuant to
         Section 9.01(d), unless at the time of such failure to recommend, withdrawal or adverse modification or change, failure to call the Company Stockholder Meeting or recommendation of a Superior Proposal, any of the conditions set forth in Section 8.03(a) or 8.03(c) would not have been satisfied as of such date and would not be reasonably capable of being satisfied; or

              (iii) either the Company or Acquiror shall terminate this Agreement pursuant to Section 9.01(b)(ii) in circumstances where the Company Stockholder Approval has not been obtained and prior to the Company Stockholder Meeting an Acquisition Proposal is made by any Person and the Company enters into a definitive agreement within twelve months after termination of this Agreement either
         (1) in respect of any Acquisition Proposal with such Person or its affiliate or (2) in respect of any Acquisition Proposal with any other Person (other than Acquiror or any affiliate of Acquiror) providing, in the case of this clause (2), greater value per Share than the Exercise Price (as defined in the Option Agreement), then in any case as described in clause (i), (ii) or (iii) (each such case of termination being referred to as a "Trigger Event") the Company shall pay to Acquiror (by wire transfer of immediately available funds not later than the date of termination of this Agreement or, in the case of clause (iii), the date of such definitive agreement) an amount equal to $1,500,000,000. Acceptance by Acquiror of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement (but without limiting the Company's obligations under the Option Agreement).




                                       55





          (c) If the Company shall terminate this Agreement pursuant to Section 9.01(f) unless at the time of such failure to recommend, withdrawal or adverse modification or change or failure to call the Acquiror Stockholder Meeting any of the conditions set forth in Section 8.02(a) or 8.02(f) would not have been satisfied as of such date and would not be reasonably capable of being satisfied, then Acquiror shall pay to the Company (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to $1,500,000,000. Acceptance by the Company of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount the Acquiror shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

         SECTION 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

         SECTION 10.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.

         SECTION 10.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

         SECTION 10.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO




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TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR
RELATED TO THIS AGREEMENT OR THE TRANSACTIONS
CONTEMPLATED HEREBY.

         SECTION 10.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         SECTION 10.10. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Option Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Except as provided in Section 6.03(c), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

         SECTION 10.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 10.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            MOBIL CORPORATION


                                      By: /s/ Lucio A. Noto
                                         -------------------------------
                                         Name: Lucio A. Noto
                                         Title: Chairman and Chief
                                                Executive Officer




                                            EXXON CORPORATION


                                      By: /s/ Lee R. Raymond
                                         -------------------------------
                                         Name: Lee R. Raymond
                                         Title: Chairman of the Board




                                            LION ACQUISITION SUBSIDIARY
                                                  CORPORATION


                                      By: /s/ T. Peter Townsend
                                         --------------------------------
                                         Name: T. Peter Townsend
                                         Title: President




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